Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 23, 2013 with respect to the balance sheet of Ardmore Shipping Corporation and our report dated May 23, 2013 with respect to the consolidated financial statements of Ardmore Shipping LLC Predecessor to Ardmore Shipping Corporation, included in Amendment No.1 to the Registration Statement (Form F-1 No. 333-189714) and related Prospectus of Ardmore Shipping Corporation for the registration of shares of its common stock.

/s/ Ernst & Young

Ernst & Young

Dublin, Ireland

July 22, 2013